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                                                                     EXHIBIT 5.1


[H3GM LETTERHEAD]




                                 April __, 2001



Private Business Inc.
9010 Overlook Boulevard
Brentwood, Tennessee 37027


Ladies and Gentlemen:

         We have acted as legal counsel to Private Business Inc., (the "Company") in connection with the preparation of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended ("Registration Statement"), relating to up to 4,610,077 shares of the Company's common stock, par value $.01 per share and up to 39,966 shares of the Company's Series B preferred stock, par value $.01 per share (together, the "Shares"), to be sold by the Company.

         We have examined and are familiar with the Amended and Restated Charter and the Amended and Restated By-Laws of the Company and the various corporate records and proceedings relating to the organization of the Company and the filing of the Registration Statement. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

         Based on the foregoing it is our opinion that the Shares will, when sold, be legally issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and with such state securities administrators as may require such opinion of counsel for the registration of the Shares, and the reference to this firm under the heading "Legal Matters" in the Registration Statement.


                                       Sincerely,

                                       HARWELL HOWARD HYNE
                                       GABBERT & MANNER, P.C.



315 Deaderick Street, Suite 1800 Nashville, Tennessee 37238-1800 615-256-0500 FAX 615-251-1059 www.h3gm.com